Exhibit 99.1

BLUE OWL CAPITAL ANNOUNCES

SENIOR NOTES OFFERING

NEW YORK — June 3, 2021 — Blue Owl Capital Inc. (the “Company” or “Blue Owl Capital”) (NYSE:OWL) today announced that its indirect subsidiary, Blue Owl Finance LLC, intends to offer senior notes (the “notes”), subject to market and other conditions. The notes will be fully and unconditionally guaranteed by each of Blue Owl Capital Holdings LP, Blue Owl Capital Carry LP, Owl Rock Capital Group LLC, Dyal Capital Holdings LLC, Owl Rock Capital GP Holdings LP and Dyal GP Holdings LLC. The Company intends to use the net proceeds from this offering to (i) repay all outstanding borrowings under the Company’s existing term loan facility and (ii) pay fees and expenses in connection with the offering. Any remaining net proceeds will be used for general corporate purposes, including to fund any future strategic acquisitions or related transactions and growth initiatives.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Blue Owl Capital

Blue Owl Capital is an alternative asset manager that provides investors access to direct lending and GP capital solutions strategies through a variety of vehicles. The firm’s breadth of offerings and permanent capital base enables it to offer a differentiated, holistic platform of capital solutions to participants throughout the private market ecosystem, including alternative asset managers and private middle market corporations. The firm had approximately $52.5 billion of assets under management as of March 31, 2021. Members of Blue Owl Capital’s management team is comprised of seasoned investment professionals with more than 25 years of experience building alternative investment businesses. Blue Owl Capital has approximately 245 employees across its Dyal Capital Partners and Owl Rock Capital divisions with offices in New York, London, Hong Kong, Greenwich and Menlo Park.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Blue Owl Capital undertakes no duty to update any forward-looking statements made herein.

Media Contacts

Prosek Partners

David Wells / Josh Clarkson

dwells@prosek.com / jclarkson@prosek.com